Exhibit 5.3

780 North Water Street Milwaukee, WI 53202-3590 tel 414-273-3500 fax 414-273-5198 www.gklaw.com
July 20, 2010
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
Ladies and Gentlemen:
     We have acted as special counsel to Heritage Wafers, LLC, a Wisconsin limited liability company (“Heritage Wafers”), and Ripon Foods, Inc., a Wisconsin corporation (“Ripon Foods” and, together with Heritage Wafers, the “Wisconsin Guarantors”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by Ralcorp Holdings, Inc., a Missouri corporation (the “Company”), and by the subsidiary guarantors (including the Wisconsin Guarantors) listed on Schedule I hereto (the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Offering”) of $450,000,000 in aggregate principal amount of its senior notes due 2020 (the “2020 Notes”) and its 6.625% senior notes due 2039 (the “2039 Notes” and, together with the 2020 Notes, the “Notes”), under the indenture dated as of August 14, 2009 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of August 14, 2009 (the “First Supplemental Indenture”), and as further supplemented by a second supplemental indenture (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.
     We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions pursuant to Wisconsin law.
     In connection herewith, we have examined:
     (1) the Registration Statement (including all exhibits thereto);
     (2) an executed copy of the Base Indenture and the First Supplemental Indenture;
     (3) the form of Second Supplemental Indenture;
     (4) the form of 2039 Notes attached as Exhibit A to the First Supplemental Indenture and the form of 2020 Notes attached as Exhibit A to the Second Supplemental Indenture;
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Ralcorp Holdings, Inc.
July 20, 2010

     (5) the form of Guarantee, attached as Exhibit A to the Base Indenture which shall separately evidence the guarantees of each of the Subsidiary Guarantors of the 2020 Notes and the 2039 Notes, respectively (each a “Guarantee” and, collectively, the “Guarantees”);
     (6) the Articles of Organization, as amended, and the Member’s Agreement of Heritage Wafers and the Articles of Incorporation and By-Laws of Ripon Foods, as in effect on the date hereof and as certified by the Secretary or Assistant Secretary of the respective Wisconsin Guarantor (the “Organizational Documents”);
     (7) a certificate of good standing for each of the Wisconsin Guarantors as of a recent date;
     (8) a certificate of the Secretary or Assistant Secretary of each of the Wisconsin Guarantors certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers; and
     (9) the form of Underwriting Agreement among the Company, and the representatives of the underwriters named therein (collectively, the “Representatives”), to be filed as an exhibit to the Registration Statement as Exhibit 1.1 (the “Underwriting Agreement”).
     The documents referenced as items (1) through (9) above are collectively referred to as the “Transaction Documents.”
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Wisconsin Guarantors, certificates of public officials, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of each of the Wisconsin Guarantors.
     In connection herewith, we have assumed that, other than with respect to the Wisconsin Guarantors, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Ralcorp Holdings, Inc.
July 20, 2010

     Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Second Supplemental Indenture, the Notes and the Guarantees (in the forms examined by us) have been duly executed by the Company, the Trustee and the Wisconsin Guarantors, as applicable, and authenticated and delivered by the Trustee in accordance with the provisions of the Indenture and issued to the Underwriters in exchange for payment therefor in accordance with the provisions of the Underwriting Agreement, the Guarantees provided for in the Indenture by each of the Wisconsin Guarantors will constitute a valid and binding obligation of the respective Wisconsin Guarantor.
     In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinion herein reflects only the application of applicable Wisconsin law (excluding the securities and blue sky laws of such State, as to which we express no opinion) and the federal laws of the United States. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     (c) Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful

Ralcorp Holdings, Inc.
July 20, 2010

misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.
     (d) We express no opinion as to the enforceability of (1) any provision of the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of the Indenture relating to choice of law.
     (e) We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.
     We do not render any opinions except as set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Offering. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.

Schedule I
Bloomfield Bakers, A California Limited Partnership
Bremner Food Group, Inc.
Community Shops, Inc.
Cottage Bakery, Inc.
Flavor House Products, Inc.
Harvest Manor Farms, LLC
Heritage Wafers, LLC
Lofthouse Bakery Products, Inc.
Lovin Oven, LLC
Medallion Foods, Inc.
Nutcracker Brands, Inc.
Parco Foods, L.L.C.
Post Foods, LLC
Ralcorp Frozen Bakery Products, Inc.
RH Financial Corporation
Ripon Foods, Inc.
Sugar Kake Cookie Inc.
The Bun Basket, Inc.
The Carriage House Companies, Inc.